UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cedar Fair, L.P.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On December 13, 2010, Cedar Fair, L.P. issued the following news release:

For Immediate Release December 13, 2010	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR BOARD OF DIRECTORS URGES UNITHOLDERS TO VOTE

AGAINST PROPOSALS AT SPECIAL MEETING

•	Criticizes proposals as disruptive to strategic progress and succession planning, and focusing solely on short-term returns

•	Reaffirms commitment to growing cash distributions to unitholders

SANDUSKY, OHIO, December 13, 2010 – The Board of Directors of Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today sent a letter to all unitholders stating its reasons for opposing the proposals submitted by Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”), one of the Company’s largest unitholders, to be considered at a Special Meeting of Unitholders on January 11, 2011.

The Board believes the proposed amendments to the Company’s Partnership Agreement would not be in the best interests of unitholders because they would severely limit the options available to the Board in pursuit of its strategy to maximize long-term value. In addition, they would greatly disrupt the Company’s deliberate and ongoing succession planning process that is well under way and is expected to be completed by the end of the second quarter of 2011.

The text of the letter to unitholders follows in its entirety:

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Board of Directors Urges Unitholders

to Vote Against Proposals at Special Meeting

December 13, 2010

Dear Fellow Cedar Fair Unitholder:

Your Board Urges Unitholders to Vote Against the Q Investments Proposals

A Special Meeting of Limited Partner Unitholders to be held January 11, 2011 has been called at the demand of Q Funding III, L.P. and Q4 Funding, L.P. (“Q Investments”), entities of a Texas-based hedge fund. At the Special Meeting, unitholders will be asked to vote on two proposed amendments to the Partnership Agreement submitted by Q Investments.

The Board of Directors, which includes two directors designated by Q Investments, unanimously opposes each of these proposed amendments, and strongly urges all unitholders to vote AGAINST the proposals on the WHITE proxy card. If you have voted for the proposals on a Green proxy card sent to you by Q Investments, you can revoke that proxy by voting AGAINST the proposals on a later dated WHITE proxy card, or by voting by telephone or Internet.

Your Board believes the adoption of the amendments proposed by Q Investments would not be in the best interests of unitholders because they would severely limit the options available to your Board in pursuit of its strategy to maximize long-term value. In addition, they would greatly disrupt the Company’s deliberate and ongoing succession planning process that is well under way and is expected to be completed prior to the end of the second quarter of 2011.

Q Investments’ Demands Would Disrupt Our Progress

We believe that Q Investments’ demand for a Special Meeting is an unnecessary use of unitholder money and presents a distraction to your Board and management at a critical time in the Company’s history. This is not the time to disrupt the progress at Cedar Fair.

The Company is well-positioned for sustained profitable growth, having successfully navigated through a period of unprecedented economic distress that caused others in the industry to suffer significant business deterioration and even forced one major competitor to seek bankruptcy protection.

The strength of Cedar Fair’s business strategy is clearly evident in the considerable progress the Company made in 2010 to improve its operating performance, financial strength and value to unitholders.

Highlights of 2010 included:

•

A 4.6% increase in net revenues, a 1 million (or 6%) increase in visitors to our parks, and a 9.8% improvement in Adjusted EBITDA, all accomplished in 40 fewer operating days compared with the same period in 2009. These improvements are attributable to our aggressive marketing efforts, the success of our key investments and our ongoing controls over operating costs.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Board of Directors Urges Unitholders

to Vote Against Proposals at Special Meeting

December 13, 2010

•

Refinancing of the Company’s long-term debt to provide a capital structure with a stronger balance sheet and one that can provide the flexibility Cedar Fair needs to take advantage of further value-creating growth opportunities.

•

Reinstatement of the quarterly cash distribution to unitholders, payable on December 15, 2010, to holders of record on December 3, 2010. This is the 24th consecutive year that Cedar Fair has paid a distribution, and as we have previously stated, your Board is strongly committed to steadily increasing the distribution in coming years.

•	A 15.4% unit price increase to $15.00 on December 3, 2010, from $13.00 on July 14, 2010, the day we announced the completion of our debt refinancing.

Proposal No. 1 Would Handcuff Your Board in Its Succession Planning Process

The first proposal submitted by Q Investments would require the Chairman of the Board to be an independent director who has not previously served as an officer of the General Partner or its affiliates, and is someone other than the CEO. Implementation of this restriction would unnecessarily handcuff your Board at a pivotal time in its ongoing succession planning process.

Your Board believes it is in the best interests of unitholders that it should have flexibility as it proceeds with its succession planning process to ensure that the Company’s management team consists of the most experienced and capable leaders available to help the Company achieve further growth and success. On an ongoing basis, your Board determines who is best suited to fill the roles of Chairman, CEO and other senior management positions. While the Board is considering separating the roles of Chairman and CEO following the expiration of Mr. Kinzel’s employment contract in early 2012, adopting such a requirement as an amendment to the Partnership Agreement is unnecessarily restrictive. If approved, the proposal would require that the Company take action to remove Mr. Kinzel as the Chairman of the Board which would be in conflict with the Company’s contract with Mr. Kinzel. Further, it would prevent the Company from even considering an executive who had previously served as an officer of the General Partner or its affiliates as a candidate for Chairman of the Board, even if such an executive would be the best person for the position. As such, the adoption of the proposal would be counterproductive to the Board’s efforts to ensure that the most qualified individuals fill the roles of Chairman, CEO and other senior management positions.

Cedar Fair’s leadership has always – and will always – take its fiduciary duties seriously, which includes employing sound corporate governance practices such as naming a Lead Independent Director and ensuring that your Board and committee composition remain independent. Currently, seven of your Board’s nine directors meet the New York Stock Exchange’s standards for determining director independence, and all members of the Audit, Governance and Compensation committees are independent.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Board of Directors Urges Unitholders

to Vote Against Proposals at Special Meeting

December 13, 2010

Furthermore, your Board’s Lead Independent Director, Michael Kwiatkowski, regularly communicates with the other independent directors to review critical corporate matters, including leadership succession planning. The independent directors include Eric Affeldt (member of the Audit and Compensation committees) and John Scott (member of the Audit Committee), who were previously designated by Q Investments, and have been actively involved, along with our other independent directors, in overseeing the Company’s financial and long-term value-creation strategies, management compensation, succession planning, and corporate governance policies and structures.

Proposal No. 2 Favors Short-Term Over Long-Term

The second proposal submitted by Q Investments would make the dividend distribution a higher priority than debt repayment and would set a policy that favors short-term over long-term returns.

Careful examination and allocation of a company’s available cash balance is a fundamental core element of successful business planning and strategic execution. To restrict Cedar Fair’s ability to invest its capital to grow the business is counter to smart business practices.

Through the strategic allocation of cash, the Company, in the first half of 2010, was able to significantly strengthen its balance sheet and create the financial flexibility needed to grow the business and deliver sustainable unitholder value, in pursuit of the Company’s previously identified targets:

•	Growing revenues by 10% to 14% by 2015 (~2.3% CAGR)

•	Growing Adjusted EBITDA by 10% to 14% by 2015 (~2.3% CAGR)

•	Achieving free cash flows of $120 million to $140 million on an annual basis during 2012 to 2015

•	Reducing the Consolidated Leverage Ratio to 4.0x in 2013

•

Providing for a sustainable and growing distribution to unitholders – between $1.25 to $1.75 per limited partner unit by 2015; however, should cash flows exceed our expectations this distribution could be higher

Your Board Is Committed to the Distribution

Your Board is and always has been deeply committed to the payment of a distribution to our unitholders. Prior to 2009, Cedar Fair had increased its distribution to unitholders in 22 of 23 consecutive years. The reinstitution of the distribution to unitholders in 2010, marking the 24th consecutive year of paying a distribution, would not have been possible had your Board not wisely restructured its debt earlier in the year.

The Q Investments Proposal Would Restrict the Use of Cash

Your Board strongly believes that adopting restrictions to mandate the use of cash, as proposed by Q Investments, is simply not the right way to grow a business and is in conflict with the fiduciary responsibilities of your Board that require consideration of the long-term interests of all unitholders.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Board of Directors Urges Unitholders

to Vote Against Proposals at Special Meeting

December 13, 2010

Such decisions should be based on a combination of relevant factors including, among other things, the Company’s liquidity, its ability to generate future earnings and cash flow, the business climate, the current state of the financial markets, and the desires of our unitholders. Therefore, your Board believes it is not prudent to limit its flexibility with a set policy that favors short-term return of capital above all other value-creating options.

We regularly seek input from all unitholders, including Q Investments. We are deeply saddened and disappointed that they have chosen this less-than-constructive route to voice their perspective rather than utilize the open line of communications we maintain with our unitholders.

Please Support Your Board – Vote the WHITE Proxy Now Against Q Investments’ Proposals

We are proud of the numerous financial and operational successes the Company has achieved over the years and particularly during the past 12 months, and we are equally excited about the growth potential that the Company can achieve over the long term. We firmly believe that we have the strategy and leadership necessary to deliver the value creation that all of our unitholders seek.

We respectfully ask for your continued support and look forward to reporting our progress to you.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” PROPOSALS 1 AND 2 AND

STRONGLY URGES ALL UNITHOLDERS TO UTILIZE THE WHITE PROXY CARD TO

VOTE AGAINST THE PROPOSALS TODAY AND TO DISCARD ANY PROXY CARD

RECEIVED FROM Q INVESTMENTS.

Sincerely yours, on behalf of the Board of Directors,

/s/ Richard L. Kinzel

Richard L. Kinzel

Chairman, President and Chief Executive Officer

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Board of Directors Urges Unitholders

to Vote Against Proposals at Special Meeting

December 13, 2010

IMPORTANT!

Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.

Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Green proxy card sent to you by Q Investments.

Even if you have sent a Green proxy card to Q Investments, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm or bank nominee , please sign, date and mail the enclosed WHITE proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC AT (800) 206-5879

Additional Information About the Special Meeting of Unitholders

This may be deemed to be solicitation material in respect of the Company’s Special Meeting of Unitholders scheduled for January 11, 2011. On December 10, 2010, in connection with the Special Meeting, the Company filed a definitive proxy statement and a form of proxy with the SEC and the definitive proxy statement and a form of proxy will be mailed on or about December 13, 2010 to the Company’s unitholders of record as of December 9, 2010. In addition, the Company will file with, or furnish, to the SEC all additional relevant materials. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SPECIAL MEETING. Investors and security holders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s Unitholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Investor Relations, Cedar Fair, L.P., One Cedar Point Dr., Sandusky, OH 44870, telephone: (419) 627-2233, or from the Company’s website, www.cedarfair.com or by contacting Morrow & Co., LLC, at (203) 658-9400 or toll free at (800) 206-5879.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Board of Directors Urges Unitholders

to Vote Against Proposals at Special Meeting

December 13, 2010

The Company and its directors and executive officers and certain other members of its management and employees may be deemed to participate in the solicitation of proxies in respect of the Special Meeting of Unitholders. Additional information regarding the interests of such potential participants is included in the definitive proxy statement.

*** END OF LETTER TO UNITHOLDERS ***

About Cedar Fair

Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company’s northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls, and Kings Island; as well as Canada’s Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan’s Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott’s Berry Farm; California’s Great America; and Gilroy Gardens, which is managed under contract.

Cedar Fair Entertainment Company – One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233